Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact:	Jim Bazet
Chairman & CEO
Cobra Electronics Corporation
773-804-6265
jbazet@cobra.com

Media Contact:	Chris Doyle
Annual Reports, Inc.
317-736-8838
chrisdoyle@annualreportsinc.com

COBRA ELECTRONICS REPORTS IMPROVED FIRST QUARTER RESULTS

Net Sales Increase, Seasonal Loss Decrease

CHICAGO, IL – APRIL 29, 2011 – Cobra Electronics Corporation (NASDAQ: COBR), a leading global designer and marketer of mobile communications and navigation products, today reported that its net loss for the first quarter of 2011 fell $534,000, or 40.5 percent, to a seasonal net loss of $783,000, or $0.12 per share, for the first quarter of 2011 from a net loss of $1.3 million, or $0.20 per share, in the first quarter of 2010. Net sales for the current quarter increased $1.4 million, or 6.4 percent, to $22.4 million from $21.1 million for the prior year’s first quarter.

“We are pleased to report to our shareholders greatly improved performance for the first quarter as compared to last year,” said Jim Bazet, Cobra’s Chairman and Chief Executive Officer. “This performance continued the steady progress we made during 2010 to improve our business by growing our top line and tightly managing our selling, general and administrative expense. These efforts helped drive the improvement for the first quarter.”

Both segments reported sales increases over the same quarter in the prior year, with the Cobra segment reporting an increase in sales of $1.2 million, or 6.6 percent, and the Performance Products Limited (“PPL”) segment reporting an increase of $202,000, or 5.7 percent. The sales increase for the Cobra segment was driven by a 45.1 percent increase in domestic sales of Citizens Band radios and a 34.3 percent increase in European sales, consisting mainly of higher radar detector sales into Eastern Europe. Sales of Citizens Band radios increased domestically as the improving economy boosted truck freight shipments and, in turn, discretionary spending by professional drivers at travel centers. Also contributing were strong sales of the newly introduced 29 LX, a model based on Cobra’s very popular 29 LX LE 50th Anniversary Limited Edition model sold in 2010. The PPL segment sales increase was attributable primarily to higher satellite navigation sales, driven by sales of new models of the Truckmate™ navigation units designed specifically for professional drivers and recreation vehicle owners.

Cobra First Quarter Results –     2

Mr. Bazet noted that new products play a critical part in the Company’s strategy to grow the top line. “In addition to the current quarter launch of the new 29 LX Citizens Band radio, Cobra also launched the 5550 PRO, an all new 5-inch navigation unit specifically designed for the professional driver,” said Mr. Bazet. “With the 5550 PRO, we’ve taken virtually all the power and functionality of our award-winning 7750 Platinum 7-inch unit and paired it with a 5-inch LCD screen, resulting in one of the most impressive navigation systems on the market for the professional driver.” Mr. Bazet also indicated that Cobra’s other new products, launched late last year, Cobra iRadar™ and Cobra PhoneLynx™, continued to build sales momentum during the first quarter of 2011. Cobra iRadar consists of the dash-mounted iRadar Detection Unit—a sleek, compact and powerful detector unit—combined with the Cobra iRadar app, available as a free download for the iPhone®. Recently the Company announced the launch of Cobra iRadar for Android smartphones, which extends this state-of-the-art radar and laser detection technology to the Android smartphone community. Cobra PhoneLynx enables a cell phone to be linked via Bluetooth® wireless technology to a home telephone network, eliminating the need for a traditional landline. Mr. Bazet also added that another new product, Cobra Tag™, a Bluetooth tagging system that helps avoid losing car keys, smartphones or other valuables, will be available soon.

Consolidated gross margin for the first quarter of 2011 was 26.2 percent compared to 27.7 percent for the first quarter of 2010 as both segments experienced a decline in gross margin. For the Cobra segment, gross margin declined to 25.4 percent in the current quarter from 26.2 percent in the prior year’s quarter mainly because foreign exchange had an unfavorable effect on European gross margin, the reverse of what occurred in the year ago period. PPL’s gross margin declined to 30.1 percent for the current quarter from 35.7 percent for the prior year’s quarter as high-margin download fees decreased as a percentage of sales, which represented a 3.3-point loss in gross margin compared to the prior year. Also contributing to the gross margin decline was a foreign exchange loss on inventory.

Selling, general and administrative expense declined to $6.7 million for the first quarter of 2011 from $6.9 million for the first quarter of 2010 and as a percentage of net sales were 29.7 percent and 32.7 percent, respectively. The decline reflected a $453,000 decrease in Cobra segment variable selling expense due mainly to a favorable customer mix. This decrease was partially offset by higher fixed expenses, principally in the Cobra segment, for media and public relations to support the rollout of new products as well as the cost of attending the January 2011 International Consumer Electronics Show. The Company did not attend the show in January 2010. “A high priority continues to be tightly managing our selling, general and administrative expense but to do it in a way that allows us to shift spending to help drive sales of our new products in both existing and new channels of distribution,” said Mr. Bazet. “For example, in March 2011, we attended for the first time the CTIA WIRELESS® show, the largest and most comprehensive trade show in the wireless industry, to showcase the Company’s newest additions to its rapidly expanding suite of wireless devices and mobile apps, including Cobra iRadar, Cobra PhoneLynx and Cobra Tag with the goal of securing new distribution for these exciting, new wireless products.”

Interest expense for the first quarter of 2011 was $268,000, which included $39,000 in amortization related to an interest rate swap that was terminated in the second half of 2010. This compared to $316,000 for the first quarter of 2010, and excluding the interest rate swap amortization, represented a decrease of $120,000 primarily because of lower interest rates.

Cobra First Quarter Results –     3

Other income increased $236,000 compared to the prior year’s quarter primarily due to a $151,000 increase in the gain in cash surrender value of life insurance, which the Company owns for the purpose of funding deferred compensation programs for several current and former officers of the Company.

The Company had interest bearing debt outstanding at March 31, 2011 of $13.0 million compared to $13.7 million at March 31, 2010. Cash on hand at March 31, 2011 was $1.1 million compared to $955,000 at March 31, 2010. Inventory at the end of the first quarter increased to $28.8 million from $26.0 million a year ago and accounts receivable at the end of the first quarter was $16.2 million, down from $17.1 million one year earlier.

In discussing the outlook for the second quarter of 2011, as well as the entire year, Mr. Bazet said, “The Company is expected to achieve better results in the second quarter of 2011 than in the second quarter of 2010. The Company also anticipates higher profitability in 2011 as we build on the momentum gained in 2010 through the introduction of new and innovative products and new and expanded distribution and marketing channels. Moreover, we feel that the slowly improving global economy will favorably impact our business in 2011 as we continue to maintain our focus on tightly managing expenses and working capital.”

Cobra will be conducting a conference call on April 29, 2011 at 11:00 a.m. EST to discuss first quarter results as well as its current strategies and outlook. The call can also be accessed live or through replay via the Internet at http://www.cobra.com.

About Cobra Electronics

Cobra Electronics is a leading global designer and marketer of communication and navigation products, with a track record of delivering innovative and award-winning products. Building upon its leadership position in the GMRS/FRS two-way radio, radar detector and Citizens Band radio industries, Cobra identified new growth opportunities and has aggressively expanded into the marine market and has expanded its European operations. The Consumer Electronics Association, Forbes and Deloitte & Touche have all recognized Cobra for the company’s innovation and industry leadership. To learn more about Cobra Electronics, please visit the Cobra site at http://www.cobra.com.

Safe Harbor

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to risks and uncertainties. Actual results may differ materially from these expectations due to factors such as the acceptance of Cobra’s new and existing products by customers, the continued success of Cobra’s cost containment efforts and the continuation of key distribution channel relationships. Please refer to Cobra’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, for a more detailed discussion of factors that may affect Cobra’s performance.

Cobra First Quarter Results –     4

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts, unaudited)

	For the Three Months Ended
	March 31, 2011	March 31, 2010
Net sales	$22,439	$21,083
Cost of sales	16,567	15,233

Gross profit	5,872	5,850
Selling, general and administrative expense	6,658	6,886

Loss from operations	(786)	(1,036)
Other income (expense):
Interest expense	(268)	(316)
Other, net	264	28

Loss before taxes	(790)	(1,324)
Tax benefit	(7)	(7)

Net loss	(783)	(1,317)
Less: net earnings attributable to non-controlling interest	0	0

Net loss attributable to Cobra	$(783)	$(1,317)

Net loss per common share attributable to Cobra shareholders:
Basic	$(0.12)	$(0.20)
Diluted	$(0.12)	$(0.20)

Weighted average shares outstanding:
Basic	6,486	6,471
Diluted	6,486	6,471

Cobra First Quarter Results –     5

Condensed Consolidated Balance Sheets

(in thousands, unaudited)

	March 31, 2011	December 31, 2010	March 31, 2010
ASSETS:
Current assets:
Cash	$1,081	$1,133	$955
Accounts receivable, net	16,190	22,021	17,056
Inventories, net	28,798	27,614	26,000
Other current assets	3,191	3,289	4,205

Total current assets	49,260	54,057	48,216

Property, plant and equipment, net	5,365	5,492	5,139

Total other assets	14,940	14,805	15,873

Total assets	$69,565	$74,354	$69,228

LIABILITIES AND SHAREHOLDERS’ EQUITY:

Current liabilities:
Accounts payable	$6,602	$5,797	$7,850
Accrued liabilities	6,132	6,653	6,632
Short-term debt	13,026	18,042	12,840

Total current liabilities	25,760	30,492	27,322

Non-current liabilities:
Long-term debt	0	0	880
Deferred taxes	1,537	1,538	1,771
Deferred compensation	7,124	7,145	6,989
Other long-term liabilities	562	565	951

Total non-current liabilities	9,223	9,248	10,591

Equity:
Shareholders’ equity - Cobra	34,554	34,586	31,288
Non-controlling interest	28	28	27

Total equity	34,582	34,614	31,315

Total liabilities and shareholders’ equity	$69,565	$74,354	$69,228